Exhibit 99.1

Equillium & Biocon Expand Exclusive Licensing Agreement for Itolizumab to

Include Australia and New Zealand

LA JOLLA, Calif. / BENGALURU, Karnataka, India, December 12, 2019 – Equillium Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging deep understanding of immunobiology to develop products to treat severe autoimmune and inflammatory disorders, and Biocon Ltd (BSE code: 532523, NSE: BIOCON), an innovation-led global biopharmaceuticals company, today announced that they have expanded their collaboration and license agreement for itolizumab to grant Equillium exclusive rights for developing and commercializing itolizumab in Australia and New Zealand.

Equillium had originally secured exclusive rights to develop and commercialize Biocon’s novel biologic, itolizumab, for the U.S. and Canada markets, in May 2017.

“We are pleased to deepen our relationship with Biocon by expanding our licensing agreement for itolizumab. Securing these rights helps strengthen and build upon our existing presence in Australia and New Zealand where we are collaborating with distinguished asthma centers and specialists to conduct the EQUIP clinical trial in uncontrolled asthma patients,” said Bruce Steel, President and Chief Business Officer of Equillium.

“Biocon is pleased with the development progress of itolizumab achieved by Equillium so far and has agreed to include Australia and New Zealand within the scope of the licensing agreement. As an innovation-led organization we are committed to bring novel therapeutics to the market to address unmet patient needs across the world. We look forward to our continued partnership with Equillium as they develop this molecule further for the treatment of severe autoimmune and inflammatory disorders,” said Siddharth Mittal, CEO and Joint Managing Director, Biocon.

Itolizumab is a novel first-in-class humanized anti-CD6 monoclonal antibody, which Biocon developed and launched in India under the brand name ALZUMAb™ to treat moderate to severe plaque psoriasis in 2013. In 2017, Biocon partnered with Equillium for this promising asset to develop it for a wide range of autoimmune disorders.

In addition to the EQUIP trial in uncontrolled asthma, Equillium is conducting Phase 1b proof-of-concept clinical trials of itolizumab for the treatment of acute graft-versus-host disease (aGVHD) and lupus nephritis. The U.S. Food and Drug Administration (FDA) granted itolizumab Fast Track designation for the treatment of aGVHD and lupus nephritis, as well as Orphan Drug designations for both the prevention and treatment of aGVHD.

About Equillium

Equillium is a biotechnology company leveraging deep understanding of immunobiology to develop products to treat severe autoimmune and inflammatory disorders with high unmet medical need.

Equillium’s initial product candidate, itolizumab (EQ001), is a clinical-stage, first-in-class monoclonal antibody that selectively targets the novel immune checkpoint receptor CD6. CD6 plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases. Itolizumab is a clinically-validated therapeutic that has demonstrated a favorable safety and tolerability profile. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited. Equillium believes that itolizumab has the potential to be a best-in-class disease modifying therapeutic and is advancing itolizumab into clinical development in the following severe immuno-inflammatory disorders: uncontrolled asthma, acute graft-versus-host disease, and lupus nephritis. For more information, visit www.equilliumbio.com.

About Biocon

Biocon Limited, publicly listed in 2004, (BSE code: 532523, NSE Id: BIOCON, ISIN Id: INE376G01013) is an innovation-led global biopharmaceuticals company committed to enhance affordable access to complex therapies for chronic conditions like diabetes, cancer and autoimmune. Biocon has developed and commercialized novel biologics, biosimilars, and complex small molecule APIs in India and several key global markets as well as generic formulations in the U.S. and Europe. It is a leading global player for APIs including statins, immunosuppressants and specialty molecules. It also has a pipeline of promising novel assets in immunotherapy under development. Biocon Biologics is a subsidiary of Biocon Ltd. It is uniquely positioned as a fully integrated ‘pure play’ biosimilars organization in the world and aspires to transform patient lives through innovative and inclusive healthcare solutions. The Company has a large portfolio of biosimilars under global clinical development with three of these commercialized in developed markets like EU, Australia, U.S. and Japan. Biocon is committed to pursue the path of innovation to develop products that have the potential to benefit a billion lives. For more information, visit www.biocon.com or follow Biocon on Twitter: @bioconlimited.

Forward-Looking Statements: Equillium

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Equillium’s plans for developing and commercializing itolizumab in Australia and New Zealand and the potential benefits of itolizumab. Risks that contribute to the uncertain nature of the forward-looking statements include uncertainties related to the completion of clinical trials and whether the results from clinical trials will validate and support the safety and efficacy of itolizumab. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in Equillium’s filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Forward-Looking Statements: Biocon

This press release may include statements of future expectations and other forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects upon Biocon and its subsidiaries/ associates. These forward-looking statements involve known or unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from our expectations include, amongst other: general economic and business conditions in India and overseas, our ability to successfully implement our strategy, our research and development efforts, our growth and expansion plans and technological changes, changes in the value of the Rupee and other currency changes, changes in the Indian and international interest rates, change in laws and regulations that apply to the Indian and global biotechnology and pharmaceuticals industries, increasing competition in and the conditions of the Indian and global biotechnology and pharmaceuticals industries, changes in political conditions in India and changes in the foreign exchange control regulations in India. Neither Biocon, nor our Directors, or any of our subsidiaries/associates assume any obligation to update any particular forward-looking statement contained in this release.

Contacts:

EQUILLIUM	BIOCON
Media Contact Cammy Duong Canale Communications +1-619-849-5389 cammy@canalecomm.com	Media Contact Seema Ahuja +91 80 2808 2222 M:+91 9972 317792 seema.ahuja@biocon.com

Investor Contact +1-858-412-5302 ir@equilliumbio.com	Investor Contact Saurabh Paliwal (Investors) +91 80 6775 2040 investor.relations@biocon.com